ARTICLES OF AMENDMENT
                      TO RESTATED ARTICLES OF INCORPORATION
                                       OF
                              GERALD STEVENS, INC.
                              a Florida corporation

         Pursuant to the provisions of Sections 607.1006 and 607.10025 of the Florida Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Restated Articles of Incorporation:

         1. The name of the Corporation is GERALD STEVENS, INC. (hereinafter called the "Corporation").

         2. On November 6, 2000 the Board of Directors of the Corporation declared a share combination of the Corporation's common stock, par value $0.01 per share, of one (1) share for every five (5) shares (or portion thereof) outstanding as of the record date for the combination, which shall be November 14, 2000.

         3. This amendment to the Restated Articles of Incorporation will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remain unissued after the combination exceeding the percentage of authorized shares that were unissued before the combination.

         4. The effective date of the combination shall be November 14, 2000.

         5. The first paragraph of Article "THIRD" of the Corporation's Restated Articles of Incorporation is hereby deleted and replaced by a new paragraph, as follows:

                  "THIRD: The total number of shares that the Corporation is authorized to issue is Fifty Million (50,000,000) shares of Common Stock, par value $0.01 per share, and One Hundred Twenty Thousand (120,000) shares of Preferred Stock, par value $10.00 per share."

         6. Except as hereby amended, the Restated Articles of Incorporation of the Corporation shall remain the same.

         7. The effective date of this amendment shall be November 14, 2000.

         IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Articles of Amendment, this 13th day of November, 2000.

GERALD STEVENS, INC.


By:__________________________________

Name:________________________________

Title:_______________________________